Exhibit 99.1

Surf Air Mobility Enters into Binding Terms for a $35.2 Million Mandatory Convertible Debenture with GEM Global Yield LLC

Parties Agree to Cancel Previously Issued Shares, Restrict Sales and Redemption Rights, and Increase Capacity Under $400 Million Share Subscription Facility

LOS ANGELES — December 28, 2023 — Surf Air Mobility Inc. (NYSE: SRFM) (the "Company"), the air mobility platform transforming regional flying through electrification, today announced that it entered into a binding term sheet related to the potential issuance of a mandatory convertible debenture to GEM. The proceeds will be comprised of the cancellation of certain shares of the Company’s common stock previously issued or issuable to GEM.

The Company, in consultation with its Board of Directors, elected to amend the existing agreements with GEM with objectives of:

1.
Reducing near-term overhang: The term sheet contemplates cancellation of substantially all of GEM's currently issued and freely tradable shares in SRFM.
2.
Imposing a volume restriction: The term sheet contemplates limiting sales of shares related to the debenture to 10% of the Company's prior 30 days average trading volume per day.
3.
Flexibility to Redeem: The term sheet contemplates giving the company the ability to redeem all or part of the mandatory convertible debenture at 115% of par value at any time, thereby avoiding dilution.

GEM has also agreed to refresh the Company’s ability to take both advance drawdowns (up to $100 million) and regular way drawdowns (up to $300 million) back to full capacity, thereby allowing the Company to access up to $400 million as originally contemplated under the Share Subscription Facility with GEM.

The term sheet contains an outline of the terms of the expected transaction, but all terms described in the term sheet are subject to further negotiation between the parties, and the final terms of the transaction will be set forth in the definitive agreements executed by the Company and GEM.

Media Contact

Surf Air Mobility: press@surfair.com

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company and GEM negotiating and executing one or more definitive agreements to fully implement the potential issuance of the mandatory convertible debenture, and the expected terms and objectives of such transaction. Readers of this release should be aware of the speculative nature of forward-looking statements. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company and reflect the Company’s current views concerning future events. As such, they are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the Company may not successfully negotiate the definitive agreements; the risk that the Company may not consummate the issuance of the debenture; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions will not be realized; the risks associated with the Company’s obligations to comply with applicable laws, government regulations and rules and standards of the New York Stock Exchange; and general economic conditions. These and other risks are discussed in detail in the periodic reports that the Company files with the SEC, and investors are urged to review those periodic reports and the Company’s other filings with the SEC, which

Exhibit 99.1

are accessible on the SEC’s website at www.sec.gov, before making an investment decision. The Company assumes no obligation to update its forward-looking statements except as required by law.